Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources, LLC Signs Agreement to
Acquire Properties in Wyoming

Houston - December 30, 2013 - (Business Wire) - Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today announced it has entered into a definitive agreement to acquire natural gas and oil properties in the Pinedale and Jonah fields of Southwestern Wyoming for a purchase price of $581 million from an unnamed source. The properties being sold consist of approximately 87,000 gross acres (14,000 net acres) that are currently producing approximately 113.4 Mmcfe per day with approximately 80% being natural gas, 4% oil and 16% natural gas liquids (“NGLs”).  The effective date of the acquisition is October 1, 2013 and the Company anticipates closing this acquisition on or before January 31, 2014.

Scott W. Smith, President and Chief Executive Officer, commented, “Acquiring an interest in one of the country’s most prolific natural gas fields, operated by companies with an unparalled history of successful development,  is a milestone event for Vanguard. At closing, our reserves and daily production will increase approximately 80% and 55% respectively, and we will add an inventory of approximately 970 proved undeveloped drilling locations.  This property will be an excellent addition to our portfolio of long life, mature assets and represents a great start to our 2014 acquisition program.”

Richard Robert, Executive Vice President and Chief Financial Officer, added, “This acquisition will mark an important change in the Vanguard strategy. For the first time in its history, Vanguard will be allocating capital to drilling wells on these acquired properties which is expected to not only maintain cash flow but grow cash flow. Based on the numerous proved undeveloped drilling locations and the current number of drilling rigs in use by the operators, this combined maintenance and growth capital program will be sustainable for over ten years. Furthermore, this strategy change will allow Vanguard to more effectively compete for new acquisitions that contain both mature stable production and a significant inventory of proven undeveloped drilling locations.”
Highlights of the acquisition include:

•	Immediately accretive to distributable cash flow at closing;

•	Estimated reserve life of over 20 years based on internally estimated proved reserves of 847 Bcfe

Proved reserves are divided geographically and by commodity mix as follows:

	Proved Reserves
Field	Natural Gas (Bcf)	Oil (MMBl)	NGL (MMBl)	Total (Bcfe)	% Proved Developed
Jonah	17.7	0.2	0.6	22.3	49
Pinedale	654.5	5.5	22.9	825.0	43
Total	672.2	5.7	23.5	847.3	43

Current net production of approximately 113.4 MMcfe/d is divided geographically and by commodity as follows:

	Current Net Production
Basins	Natural Gas (MMcf/d)	Oil (MBbl/d)	NGL (MBbl/d)	Total (MMcfe/d)	% Natural Gas
Jonah	2.0	0.0	0.1	2.5	79
Pinedale	88.7	0.7	3.0	110.9	80
Total	90.7	0.7	3.1	113.4	80

•
Approximately 2,000 producing wells and over 970 proved undeveloped drilling locations; there are approximately 5,200 additional locations not booked at this time due to the current expectation that they will not be drilled within a five year period as required by the SEC for recording proved reserves;

•	100% non-operated properties with an average working interest of 10% and partnering with two major operators in the area, Ultra Petroleum Corp. (NYSE: UPL) and QEP Resources, Inc. (NYSE: QEP);

•	Expect an 8 rig drilling program, with each rig anticipated to drill 2 wells per month in 2014;

•
Vanguard intends to significantly hedge the expected natural gas and oil production through 2017; management will continue to evaluate hedging the natural gas liquids component and act prudently and swiftly should the NGL pricing market justify a hedged component.

The Company intends to fund this acquisition with borrowings under its existing reserve-based credit facility.

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Piceance Basin in Colorado, the Powder River and Wind River Basin in Wyoming, the Williston Basin in North Dakota and Montana, Mississippi and South Texas. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements
We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

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